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                                                                    EXHIBIT (99)



[LOGO]  Allegheny Power                                 [LOGO] DQE

Contacts for Allegheny Power:           Contacts for DQE:
Media:                                  Media:

Name:     Donald L Whipp                Name:      Susan Fritschler
Phone:    412-838-6272                  Phone:     412-393-6710
Investors:                              Investors:
Name:     Gregory Fries                 Name:      Beth Straka
Phone:    301-665-2713                  Phone:     412-393-6265

           ALLEGHENY POWER AND DQE AGREE TO $10.6 BILLION MERGER

        Hagerstown,MD and Pittsburgh, PA, April 7, 1997 -- Allegheny Power System. Inc. (NYSE: AYP) and DQE, Inc. (NYSE: DQE), parent company of Duquesne Light Company, today announced that they have signed a definitive agreement to merge in a tax-free, stock-for-stock transaction creating a company with a total market capitalization of approximately $10.6 billion ($6.2 billion in equity and $4.4 billion in net debt and preferred stock). The merger, which is intended to be accounted for as a pooling of interests, is expected to be accretive to earnings in the first year after the close of the merger.

        The merger, which was unanimously approved by both companies' boards of directors, creates a diversified energy company with two million customers in five states and generating capacity of more than 11,000 megawatts of electricity. The combined company will be called Allegheny Energy.

        Under the terms of the transaction, DQE shareholders will receive 1.12 shares of Allegheny Power common stock for each share of DQE common stock. Allegheny Power will issue approximately 86.5 million shares, valued at approximately $2.6 billion, to shareholders of DQE in the transaction, based upon the closing stock price on April 4, 1997 of $29.75 per Allegheny Power share. DQE's net debt and preferred stock, as of December 31, 1996, was $1.7 billion. Shareholders of DQE will receive the Allegheny Power dividend in effect at the time of the close of the merger. Allegheny Power currently pays an annual dividend of $1.72 per share.


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        Alan J. Noia, President and Chief Executive Officer of Allegheny
Power, said, "The rationale for this merger is simple: Together we can achieve even greater success in the new, competitive marketplace. This merger strategically positions Allegheny Energy as a major regional player in the increasingly competitive electric power market. We will have a larger regional platform from which to expand our customer base, and we will be able to offer a wider range of energy-related products and services to our customers. In DQE, we have found a partner who has navigated through the dramatic changes our industry has faced in recent years and has a clear vision of the future. especially in its aggressive and successful entry into nonutility businesses."

        David D. Marshall, President and Chief Executive Officer of DQE, said, "This merger is a natural fit Allegheny Power is a winter-peaking operation; its low-cost, efficient operations and suburban and rural customer mix fit well with our summer-peaking operation and urban customer base. Our diverse mix of regulated and unregulated energy products and services complements Allegheny Power's core businesses. In this era of competition, our market will be defined by our customers, not just our products. We're proud to join with a company known for its extraordinary customer service, low rates and operating costs, and enviable financial performance. Both companies believe in active community involvement and plan to build on that tradition in Allegheny Energy. Clealy, Allegheny Energy should provide more value to our customers and shareholders than either company could on a stand-alone basis."

        Alan J. Noia wi11 be the Chairman and Chief Executive Officer of Allegheny Energy and David D. Marshall will be Allegheny Energy's President and Chief Operating Officer. The board of directors of Allegheny Energy will consist of nine directors nominated by Allegheny Power and six directors nominated by DQE. Allegheny Energy will be headquartered near Hagerstown, Maryland with a significant operating presence in both the Pittsburgh and Greensburg, Pennsylvania areas.

        In addition to the compelling strategic rationale, the companies anticipate combination-related savings of approximately $1 billion over a 10-year period. Savings are projected from the elimination of duplicate activities, improved operating efficiencies, and lower capital costs. It is anticipated that work force reductions would be achieved from a combination of reduced hiring, attrition, and targeted voluntary reduction programs.

        The companies noted that Allegheny Energy will continue to be operated as an integrated electric utility holding company and that the regulated electric utility companies will continue to exist as separate legal entities. The merger is expected to result in rates that would be lower than they would have been on a stand-alone basis.


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        Although Allegheny Power has no nuclear generation, given that the combined entity's nuclear exposure will be only 662 megawatts of a total generation portfolio of over 11,000 megawatts, the companies believe that the substantial benefits associated with the merger far outweigh any issues associated with nuclear power. Furthermore, DQE continues to reduce its financial exposure to nuclear power through increased depreciation. The company anticipates that by the year 2005, DQE's invested capital in nuclear assets will be minimal.

        The merger is conditioned, among other things, upon the approvals of each company's shareholders and the necessary approvals of various state and federal regulatory agencies, including the public utility commissions in Pennsylvania and Maryland; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; and the Nuclear Regulatory Commission. The companies are hopeful that the required approvals can be obtained within 12 to 18 months.

        Merrill Lynch & Co. is serving as a financial adviser and provided a fairness opinion to Allegheny Power. Credit Suisse First Boston is serving as financial adviser and provided a fairness opinion to DQE.

        Allegheny Power provides electric service to nearly 1.4 million customers in parts of Maryland, Ohio, Pennsylvania, Virginia, and West Virginia -- an area of about 29,100 square miles with a population of nearly 3 million. Incorporated in Maryland in 1925 with headquarters near Hagerstown, MD, Allegheny Power System, Inc. is a registered public utility holding company that derives substantially all of its income from operations of its electric utility subsidiaries, Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company. Allegheny Power has a wholly owned, nonutility subsidiary, AYP Capital, which is pursuing and developing opportunities related to its core utility business.

        DQE, Inc., an electric utility holding company whose origin dates back to 1880, has subsidiaries engaged in the production, transmission, and sale of electric energy. Duquesne Light Company serves more than 580,000 customers in a service territory that is approximately 800 square miles, including the city of Pittsburgh. DQE's other subsidiaries include: Duquesne Enterprises, which makes strategic investments beneficial to DQE's core energy business; Montauk, a financial services company, which makes long-term investments and provides financing to DQE's other market-driven businesses; DQE Energy Services, which provides energy solutions for customers in domestic and international markets; and DQEnergy Partners, which aligns DQE with strategic partners to capitalize on opportunities in the dynamic energy services industry.


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        Certain statements above constitute forward-looking statements with respect to Allegheny Power System, Inc. and DQE, Inc. Such foward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Allegheny Power and DQE to be materially different from any future results, perfomance or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Power's, DQE's or the combined company's operations, markets, products, services and prices. Such factors include, among others, the following: general and economic and business conditions; industry capacity; changes in technology; changes in political, social and economic conditions, regulatory matters; integration of the operations of Allegheny Power and DQE; regulatory conditions applicable to the combination; the loss of any significant customers; and changes in business strategy or development plans.

    Note to Editors: Today's news release, along with other news about Allegheny Power and DQE, is available an the Internet at http://www.alleghenypower.com and http:/www.dqe.com.

                                    # # #

             SATELLITE UPLINK FOR ALLEGHENY POWER AND DQE B-ROLL:

Monday, April 7,1997
09:30 -10-00 AM EDT
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Downllink frequency: 3820

Monday, April 7.1997
01:00 - 01:30 PM EDT
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Downlink frequency: 3820

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